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                                                                  Exhibit 10.6

February 3, 1998



M. Salahuddin Khan
173 Gay Street
Westwood, MA 02090


Dear Salahuddin:

I am pleased to offer you the position of Vice President, OEM Marketing of Navigation Technologies Corporation ("NavTech"). Subject to your acceptance of this offer, your employment will commence as of February 15, 1998 or as soon thereafter as possible, but in no case later than March 1, 1998.

You will receive a base cash compensation of $8,654.00 paid bi-weekly, equal to $225,004.00 per annum. Commencing on your start date you will also be eligible for annual bonuses of up to 40% of your base annual cash compensation, subject to your achievement of applicable milestones and objectives. For each year, any such bonuses will be paid to you on or before April 30th of the following year. During your first year of employment, the amount you will be paid will also be prorated based on the ratio of the number of days you are actually employed by NavTech to the number you would have been employed if you had worked for NavTech for the entire year. In addition, you will receive a one-time signing bonus of $25,000, payable three months after your start date.

In addition, it is the intention of the corporate officers of NavTech to create a long-term incentive plan which may include an equity component. Such a plan would require Board approval which is not guaranteed. However, the broad outline of such a plan has been agreed. As an executive of the company, you will participate in this plan if and when it is approved and implemented. Assuming such a plan is approved, it is anticipated that you will be granted options in 1998 to purchase 600,000 shares of NavTech common stock at the fair market value at the date of the grant, with vesting to occur over the four-year period following the date of the grant. It is also anticipated, but not guaranteed, that there will be lesser amounts granted in subsequent years.

NavTech currently provides company-paid employee insurance from your date of hire including medical, dental, vision, life and long-term disability coverage. Employees have the option of acquiring medical/dental/vision coverage for their dependents as well, with the company paying 50% of the premium. You will also be eligible to participate in a Section 125 Health Care/Dependent Care Reimbursement Plan and a 401(k) Savings and Investment Plan. In addition, NavTech will pay all reasonable relocation costs to move you and your household to the Chicago area from the Boston area in accordance with NavTech's standard relocation policy. (Items 4. (a)-(e) in your note (enclosed) to Steve Garfinkle are included in your relocation package.)



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While I hope our relationship will be long and mutually beneficial, it is mutually recognized that your relationship with NavTech shall not be for any definite term, but rather shall be one of "at-will" employment.

In the event that your employment is terminated by NavTech without cause (as defined below), NavTech will provide you with the following: severance pay equal to six (6) months base cash compensation; any earned and unpaid bonus as of the date of such termination, such bonus to be paid over the period it would have been paid to you had you not been terminated; and continuation of your normal benefits for a six (6) month period after the date of termination. (Please note that bonuses at NavTech are typically earned as of the end of the period for which performance is measured -typically our fiscal year.) In the event that you have not obtained other full time employment and are not otherwise being compensated for business or professional activities on a similar basis on or before the expiration of six (6) months after the date of such termination, and provided you have exercised reasonable best and continuous efforts to secure such employment or compensation, NavTech will pay you additional conditional severance pay in the form of continuation of your base cash compensation in effect on the date of termination for an additional three (3) month period or until such time that you obtain such other employment or receive such other compensation (at which time any such payments shall cease). The foregoing shall be your sole and exclusive remedy and you shall not be entitled to any other or further payments, compensation or benefits from NavTech in the event of any termination of your employment. For purposes of this paragraph, "cause" shall mean any act or omission in the conduct of your duties and responsibilities which constitutes gross negligence or willful misconduct, or any act or omission outside the course of your duties and responsibilities which includes dishonesty or criminal conduct.

In order to minimize costs and expenses for all parties, any disputes or controversies arising in connection with your employment or the cessation of your employment with NavTech will be resolved by binding arbitration in the State of Illinois. The arbitration will be conducted in accordance with the applicable rules of the American Arbitration Association under Illinois law.

This offer is contingent on the execution by you and NavTech of the Proprietary Information and Invention Agreement attached hereto as Exhibit A on or before the commencement of your employment with NavTech. This offer is also contingent on your providing NavTech with proof of your legal eligibility to work in the United States within seventy-two (72) hours of your first day of employment.

Let me express my pleasure and enthusiasm about the prospect of your employment with NavTech, and my expectation that you will find NavTech to be an exciting and fulfilling place to work.



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I look forward to your positive response to this offer and to your role as a key member of the team that will lead NavTech to success.

Cordially,

/s/ Ronald A. Brumback
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Ronald A. Brumback
President and Chief Operating Officer

Enclosure:

Clarification of items included in relocation package



AGREED TO AND ACCEPTED

/s/    M.S. Khan                            2/6/1998
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                                            Date